Exhibit 99.B(14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Equity Trust

We consent to the use of our report dated July 27, 2007, incorporated herein by reference, on the financial statements of ING LargeCap Value Fund and ING Value Choice Fund, each a series of ING Equity Trust, and to the reference to our firm under the heading “Financial Highlights” in the proxy statement/prospectus.

/s/ KPMG LLP

Boston, Massachusetts

June 3, 2008